SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2002

CONCEPTUS, INC.
(Exact name of registrant as specified in charter)

Delaware	000-27596	97-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 802-7240

ITEM 5.    OTHER EVENTS.

On May 7, 2002, Conceptus, Inc. issued a press release announcing one-year follow-up data on patients from the Pivotal trial, as presented at the American College of Obstetricians and Gynecologists Meeting. Text of the press release follows:

Los Angeles, CA, May 7, 2002—Conceptus, Inc. (NASDAQ NM: CPTS) today unveiled one year follow-up data on patients from the Pivotal trial of Essure™, a non-incisional permanent birth control procedure, which found that 92 percent of Essure patients who are employed returned to work in one day or less after the procedure day. These results were presented by Professor Rafael Valle, Northwestern University Medical School, at the 50th American College of Obstetricians and Gynecologists Annual Clinical Meeting in Los Angeles, CA. Pivotal trial results also indicated that nearly 60 percent of Essure patients were back to their regular physical activities within one day, and within two days 77 percent had resumed regular activities.

An Essure procedure does not require cutting or penetrating the abdomen and can be performed in an average of 13 minutes of hysteroscopic time, and in a less costly procedure setting without general anesthesia. In fact, a survey of new Essure investigators found that 80 percent of respondents rated the Essure procedure as ‘very simple’, ‘simple’ or ‘moderately simple’ when compared to laparoscopic tubal ligation. Essure is a permanent procedure that does not involve taking drugs or hormones.

“For years, the only option available for women seeking permanent birth control required an incision, a lengthy recovery period and typically general anesthesia,” said Jay M. Cooper, M.D., founder and medical director of Women’s Health Research Center, Phoenix, Arizona, and the principal U.S. investigator of Essure. “The data suggests that the Essure procedure may offer an option that is not as disruptive to their lives, family or work. The positive response from women in this study suggests that this may be a preferable option over traditional surgery.”

Additional data from the Pivotal trial also showed that 96 percent of patients would recommend the procedure to a friend. Furthermore, 99 percent of women who have relied on Essure for birth control rated their long-term comfort as ‘good’ to ‘excellent’.

A comparison to laparoscopic tubal ligation was not performed in the pivotal trial; however, published reports show that women who undergo surgical tubal ligation—the only permanent birth control option currently available for women in the U.S.—typically return to regular physical activities in four to six days. Furthermore, tubal ligations performed by laparotomy have been reported to have an average recovery time of 10 or more days.

“After having three children, my husband and I knew our family was complete and so I was looking for a permanent option. But I really didn’t want to undergo a surgical procedure like tubal ligation,” said Gabriella Avina, a participant in the clinical trial who is also a labor and delivery nurse. “After learning of the Essure procedure, I was eager to undergo it. My experience with the procedure itself was simple and took about 20 minutes. I was able to return to my job and my family within a day.”

Preventing Pregnancy

To date, in more than 900 woman-years of effectiveness testing, there has not been a reported pregnancy in women relying on Essure for contraception. Like all birth control methods, Essure is not expected to be 100 percent effective, and pregnancies are expected. There is a three-month waiting period after the procedure during which women must use an alternative form of birth control.

Adverse events that ultimately prevented reliance occurred in about 2 percent of women with bilateral placement. Additionally, 3 percent of women experienced minor adverse events on the day of the procedure that were resolved prior to discharge with the exception of one woman who was hospitalized overnight due to an adverse reaction to pain medication. Minor side effects such as back/abdominal pain, gas and bloating and headache were also infrequently reported.

Methodology

Initial enrollment in the Essure pivotal trial was 518 women. Placement of the Essure device was attempted in 507 (98 percent) of these women. Of these 507 women, 92 percent achieved bilateral placement. 3 percent of the women were found to have pre-existing tubal occlusion, which precluded placement of the device. Of the women with bilateral placement who completed the three-month follow-up visit, 98 percent were ultimately able to rely on the device for contraception.

Permanent Birth Control

According to the United States Centers for Disease Control and Prevention, surgical tubal ligation continues to be the most prevalent form of birth control in the U.S, with 41 percent of women using contraceptives age 35-39 and 50 percent of women using contraceptives age 40-44 having had a surgical tubal sterilization. An estimated 700,000 surgical tubal ligations are performed each year in the United States, despite the fact that it is invasive and costly. About 93 percent of the laparoscopic procedures in the U.S. are performed in a hospital or surgi-center under general anesthesia, requiring between four and five hours of hospital recovery time and four to six days before returning to regular activities.

Development of a non-incisional method of tubal ligation has been an elusive goal for researchers since the 1970’s. Essure is currently an investigational device for non-incisional permanent birth control. On April 19, 2002, Conceptus submitting its PMA to the FDA, and is seeking approval to market Essure in the United States.

About Conceptus

Conceptus, Inc. is developing Essure, an innovative medical procedure, designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. The availability of Essure in the U.S. is projected for 2003 and is expected to open up a market currently occupied by surgical tubal ligation and vasectomy, which combined account for over 1 million procedures in the United States.

The Essure procedure is based on a unique and proprietary implant and catheter delivery system for minimally invasive transcervical tubal access.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, results of product development programs, and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

By:	/s/ GLEN K. FURUTA
Glen K. Furuta Vice President, Finance & Administration and Chief Financial Officer

Dated:  May 16, 2002

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